Exhibit 10.1

AMENDMENT NO. 1 TO LICENSE AGREEMENT BETWEEN VG LIFE SCIENCES, INC.,
AND SCOTT & WHITE HEALTHCARE.

This is Amendment No. 1 (the “Amendment No. 1) to the license agreement between VG Life Sciences, Inc. (“LICENSEE”) and Scott & White Healthcare (“S&W) dated July 18, 2013 (the “Agreement”). LICENSEE and S&W are individually a “Party” and collectively “the Parties.” The effective date of this Amendment No. 1 is September 9, 2014 (the “Amendment No. 1 Effective Date”).

WHEREAS the Parties desire to amend the Agreement to include an additional technology, and to include certain additional terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

A.	Terms. Except to the extent specifically provided for in this Amendment No. 1, all capitalized terms used in this Amendment No. 1 shall have the meanings given thereto in the Agreement.
B.	The Parties desire to amend and modify certain terms of the Agreement as set forth in this Amendment No. 1 as follows:
1.	Paragraph 1.2. The Parties desire to amend Paragraph 1.2 to include in Table 1 the following.

Table 1

No. 5. “Treating Neurological Diseases “(SW14-001) in the FIELD OF USE
Country	Type	Serial No.	Filing Date	Inventor(s)
US	Provisional	61/875,670	9/9/2013	M. Karen Newell-Rogers (HSC/S&W)
US	Provisional	62/033,088	8/4/2014	Richard Tobin (HSC) Lee Shapiro (HSC)

References to the PATENT RIGHTS for Technology No. 5 shall be limited to only the FIELD OF USE for Technology No. 5 as defined below.

2.	Paragraph 1.8. The Parties desire to amend Paragraph 1.8 to limit the FIELD OF USE for Technology No. 5 solely to the claims for methods for treating brain trauma and epilepsy and for no other subject matter including, but not limited, methods for treating cancer.
3.	Paragraph 3.1. Paragraph 3.1 is amended to include the following after the last sentence:

“LICENSEE must make an additional payment in the amount of twenty-five thousand dollars ($25,000) to S&W. This payment is due no later than January 1, 2015, Failure to make this additional payment within the specified time period will cause this Agreement to immediately terminate notwithstanding anything herein to the contrary.”

3.	Paragraph 3.5 is amended as follows:

c) Calendar Year 2014, payable January 1, 2015	$20,000
d) Calendar Year 2015, payable January 1, 2016	$87,500
e) Calendar Year 2016, payable January 1, 2017	$125,000
f) Calendar Year 2017, payable January 1, 2018	$187,500
g) Calendar year 2018 (payable January 1, 2019) and each year thereafter (payable January 1st) through the expiration of this Agreement	$250,000

In the event that LICENSEE’s payment of royalties for the Calendar Year due under paragraph 3.2 do not meet or exceed the required minimum annual consideration, LICENSEE’s royalty payment for the last quarter of the Calendar Year must include payment of the balance needed to achieve the required minimum. If this Agreement expires or is terminated before the end of a Calendar Year, or Technology is abandoned by LICENSEE pursuant to paragraph 6.11, then the corresponding minimum annual consideration paragraph 3.5(d) - must be prorated for that year.,”

4.	For purposes of determining SUBLICENSEE Consideration in Paragraph 4.2, the Parties acknowledge and agree that the “Effective Date of this Agreement” in Schedule 1 and Schedule 2 of paragraph 4.2 shall refer to the Amendment No. 1 Effective Date only with respect to the following in Table 1: No. 5 - “Treating Neurological Diseases” (SW14-001) hereinafter “Technology NO. 5”) in revised Table 1.

5.	Regarding Paragraph 5.1, Licensee is responsible for its documented expenses incurred prior to or on the Amendment No. 1 Effective Date in relation to the prosecution and maintenance of patent applications, whether or not included as PATENT RIGHTS, with respect to; (a) Technology No. 5 and will be directly responsible for such future expenses beyond the Amendment No. 1 Effective Date in accordance with Article VI; and (b) Technology No. 6 entitled, “Methods and Products for Treating Type II Diabetes” (SW14-002), including U.S. patent application filing 61/878,495 filed by Licensee on September 16, 2013 (“Technology No. 6”). For purposes of clarity and notwithstanding Licensee’s payment and confidentiality obligations, Licensee has not license or other rights in or to Technology No. 5 outside its FIELD OF USE, or Technology No. 6.

6.	Paragraph 8.4 of the Agreement is amended to include this sentence, “Obligations under Paragraph 9.1 shall survive the expiration or termination of this Agreement.”
7.	The following is inserted into the Agreement as new Paragraph 6.14.

6.14 The Parties agree that the provisions of Article VI, as amended by this Paragraph 6.14, shall apply for the PATENT RIGHTS jointly-owned by them. In addition, upon request by S&W, Counsel shall provide a reasoned opinion to S&W regarding Counsel’s inventorship determination including, without limitation, the names of those considered as potential investors, those selected as inventors, and the basis for their inventive contribution to the claims. If the parties disagree on Counsel’s determination, either Party may seek a mutually agreeable independent third party patent attorney to render an opinion. The Parties agree to be bound by that attorney’s opinion regarding inventorship (“ Ultimate Determination”). If the Ultimate Determination is different than Counsel’s determination, then LICENSEE shall reimburse S&W’s costs, if any, in obtaining the Ultimate Determination.

Paragraphs 6.11 and 6.13 of the Agreement are amended with respect to jointly-owned PATENT RIGHTS by adding to the end of the sentence, “and assigned to S&W.”

The parties shall cooperate in selecting a patent within the jointly-owned PATENT RIGHTS to seek a term extension for, and Licensed Product to seek a supplementary protection certificate on in accordance with the applicable laws of each country where there are such PATENT RIGHTS. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

For all jointly-owned PATENT RIGHTS, LICENSEE shall promptly inform S&W of any alleged infringement along with providing available evidence thereof. LICENSEE shall have the first right to abate the infringement and enforce the jointly-owned PATENT RIGHTS upon consent of S&W and its assumption of all costs and expenses. S&W shall be kept fully informed and given the right and opportunity to advise and comment thereon, including to be represented by counsel of its choosing. All amounts received in connection with the abatement and/or enforcement of the jointly-owned PATENT RIGHTS shall be shared in equally between the owners after deducting LICENSEE’s reasonable and documented costs and expenses therefor and submitting copies thereof to S&W. If LICENSEE elects not to abate an alleged infringement or to enforce the PATENT RIGHTS following S&W’s consent, then S&W may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settlement and defend such suit, and recover, for its own account, any damages, awards or settlements. LICENSEE shall reasonably cooperate with S&W in any such actions at S&W’s expense, including being joined as a party.

As joint owners of certain PATENT RIGHTS and except as provided in this Agreement, neither Party has any obligation to the other Party regarding these jointly-owned PATENT RIGHTS. For clarity, LICENSEE is not an agent of or given the right to obligate or bind S&W on its behalf in any manner.

Notwithstanding the last sentence of Paragraph 8.4 of the Agreement, or anything inconsistent in Article VI, and provided LICENSEE has not entered liquidation, had a receiver or administrator appointed over any assets related to this Agreement, made any voluntary arrangement with any of its creditors, or ceased to conduct its business, or any similar event under the law of any of any foreign jurisdiction, this Paragraph 6.14 shall survive the expiration or termination of the Agreement, unless such termination is pursuant to Paragraph 8.3, for so long as the jointly-owned PATENT RIGHTS are in effect anywhere in the world (“Post-Agreement Cooperation”). All references to SYSTEM shall be disregarded during Post-Agreement Cooperation.

C.	Terms. Except as modified by this Agreement No. 1, the Agreement shall remain in full force and effect between the Parties.
D.	Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, LICENSEE and S&W have entered into this Amendment No. 1 effective as of the Amendment No. 1 Effective Date.

SCOTT & WHITE HEALTHCARE:	VG LIFE SCIENCES, INC.:

/s/ Robert W. Pryor	/s/ Haig Keledjian
Robert W. Pryor, M.D.	Haig Keledjian
President & CEO	Chairman and VP of IP

Date: 9/11/2014	Date: 9/9/2014